EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on July 17, 2017, by and between Kurtis J. Binder, an individual (“Executive”), and CalAmp Corp., a Delaware corporation (the “Company”).

RECITALS:

A. It is the desire of the Company to assure itself of the continued services of the Executive by engaging the Executive to perform such services under the terms hereof.

B. The Executive desires to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Employment by the Company and Term.

(a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive as Executive Vice President and Chief Financial Officer of the Company, and in such other executive capacities as may be requested from time to time by the Board of Directors of the Company or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company (“Company’s Affiliates”) as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the term of his employment with the Company, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder. Notwithstanding the foregoing, the Executive will be permitted to: (1) continue to serve as a director on the boards of: (a) PEAR Sports LLC, a private Delaware limited liability company, and (b) Cutting Edge Products, Inc., a California private corporation; and (2) render services to his former employer, VIZIO, Inc., for a 6-month period under an advisory/consulting agreement, with the time commitment for such services expected to be between two and four hours per week, and at times before or after Executive’s business hours at Company.

(b) Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Company’s Board of Directors (the “Board”) or by the Company's Chief Executive Officer.

(c) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(d) Term. The initial term of employment of Executive under this Agreement shall begin as of date hereof for an initial term ending on July 17, 2019 (such period, the “Initial Term”), subject to the provisions for termination set forth herein and renewal as provided in Section 1(e) below.

(e) Renewal. Beginning with the scheduled expiration of the Agreement on July __, 2019, and in connection with any subsequent expiration date, the Company and Executive will review the Agreement and, if mutually agreed, extend the term of this Agreement for a period of at least two (2) years. Failure by the Company to agree to an extension of this Agreement shall constitute termination without cause or disability and Executive shall be eligible for severance in accordance with Sections 6(d) and 6(f) or, if applicable, Sections 6(e) and 6(f).

2. Compensation and Benefits.

(a) Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of Twenty-Nine Thousand One Hundred Sixty-Seven Dollars ($29,167) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Board of Directors of the Company each year during the term of this Agreement.

(b) Participation in Benefit Plans. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate. Executive shall also participate in all standard fringe benefits offered by the Company to any of its Executive Officers.

(c) Flexible Time Off. As a full-time exempt employee, Employee is eligible for paid time off under the Company’s Flexible Paid Time Off (“PTO”) Policy. Under this policy, Executive may take compensated time off as needed, so long as the Chief Executive Officer approves requested time off in advance. Under this Policy, the Executive does not earn or accrue PTO hours in advance of taking compensated time off, and therefore no payment is made for PTO upon termination of employment.

3. Bonuses.

The Executive will receive a sign-on bonus of Thirty-Five Thousand Dollars ($35,000), payable thirty (30) days after your start date. If the Executive voluntarily terminates his employment with CalAmp or is terminated for Cause within twelve (12) months from the date of hire, the Executive will be required to refund to CalAmp the entire sign-on bonus.

The Executive shall be eligible to participate in the Company’s management incentive plan, based upon overall Company performance and Executive’s performance against specified objectives, and in accordance with the terms of such plan (as it may exist from time to time) and in the discretion of the Committee of the Board administering such plan. The short-term incentive plan (“STIP”) for fiscal 2018 will provide Executive the opportunity to receive a performance bonus as determined by the achievement of certain corporate financial objectives of consolidated revenue, consolidated EBITDA, and certain MBOs. Executive’s pro-rated (from Executive’s hire date through the end of fiscal year 2018, which ends on February 28, 2018) STIP will be paid based on the achievement of those financial objectives as follows: zero percent (0%) of Executive’s Base Salary at minimum achievement; up to sixty-five percent (65%) of Executive’s Base Salary at target; and, up to one hundred twenty percent (120%) of Executives Base Salary at maximum.

4. Stock Awards.

The Executive shall be eligible to participate in the Company’s employee stock award plans and shall be eligible for award of stock options or other stock incentive awards in accordance with the terms of the Company’s stock award plans and in the discretion of the Committee of the Board administering such plans. Executive will be recommended to receive a grant date fair value of equity of One Million One Hundred Thousand Dollars ($1,100,000) as of Executive’s hire date.

5. Reasonable Business Expenses and Support.

Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space, assistance and facilities.

6. Termination of Employment.

The date, on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a) Termination Upon Death. If Executive dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Executive’s dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) herein for a period of six (6) months, and (ii) pay to Executive’s estate the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

(b) Termination Upon Disability. The Company may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, as determined by competent medical authority. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall be paid the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

(c) Termination for Cause.

(i) Termination; Payment of Accrued Salary. The Board may terminate Executive’s employment with the Company at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued Base Salary earned through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of giving notice of such termination.

(ii) Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the directors of the Board: (A) unsatisfactory performance of Executive’s duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded the Executive reasonable opportunity for cure, all as determined by a majority of the directors of the Board; (B) a material breach by Executive of any of his material obligations hereunder that the Company has given Executive written notice thereof; (C) willful failure to follow any lawful directive of the Company consistent with the Executive’s position and duties, after written notice and reasonable opportunity to cure, all as determined by the Board; (D) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (E) commission of any willful or intentional act which could reasonably be expected to injure materially the property, reputation, business or business relationships of the Company or its customers; or (F) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude.

(d) Termination Without Cause or Disability or for Good Reason.

(i) Termination; Payment of Accrued Base Salary. The Company may terminate Executive’s employment at any time for other than Cause or disability by providing written notice to Executive. The Executive may terminate his employment with Good Reason (as defined below) pursuant to the procedures set forth in Section 6(e). In such event (unless such termination would be covered by Section 6(e) below), the Company shall pay Executive as severance (A) subject to Section 6(d)(ii), an amount equal to six (6) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such six (6) month term in monthly pro rata payments commencing as of the Termination Date (such monthly continued payments of Base Salary, the “Salary Continuation Benefit”); (B) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of twelve (12) months following the Termination Date (or the cash equivalent of such amount).

(ii) No Breach of Sections 7 or 8. Notwithstanding the foregoing, the Company shall not be obligated to pay any termination payments under this Section 6(d) or Section 6(e) if Executive breaches the provisions of Sections 7 or 8 below.

(iii) Vesting Upon Termination. In the event Executive’s employment is terminated pursuant to this Section 6(d), Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall continue to vest for a period of six (6) months following the Termination Date, and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for six (6) months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan.

(iv) Release By Executive. In order to receive the benefits provided by this Section 6(d) or Section 6(e), Executive shall deliver to the Company within twenty-one (21) days following Executive’s termination of employment a full and complete release, in form and substance reasonably acceptable to the Company, of all claims, known or unknown, that Executive may have against the Company, other than claims for indemnification, workers compensation or under the Company’s 401(k) plan. The benefits provided by this Section 6(d) or Section 6(e) will be forfeited on the twenty-eighth (28th) day following the Termination Date if the Company has not been provided with such a release by such date.

(e) Termination following a Change of Control. If, within the three (3) month period preceding or the twelve (12) month period following a Change of Control (as defined below), the Company terminates Executive’s employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) seventy-five percent (75%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for twelve (12) months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan (notwithstanding the foregoing, in the event of a Change of Control, the Board of Directors will review and consider increasing the vesting percentage of Executive’s unvested equity awards from seventy-five percent (75%) to one hundred percent (100%)), (ii) the Executive shall be entitled to an amount equal to eighteen (18) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such eighteen (18) month term in monthly pro rata payments commencing as of the Termination Date, (iii) the Executive shall be entitled to an amount equal to a pro rata portion of his target bonus under the Company’s annual incentive plan based on the number of days worked in the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of eighteen (18) months following the Termination Date (or the cash equivalent of such amount). In order to terminate his employment for Good Reason the Executive must give the Company notice of termination within sixty (60) days of the occurrence of one of the events included in the definition of Good Reason, following which notice the Company will have a period of thirty (30) days to cure the circumstances constituting Good Reason. Unless the Company cures the circumstances constituting Good Reason within such thirty (30) day period, Executive’s employment will be deemed to terminate on the thirtieth (30th) day following the date such notice is delivered to the Company. In all other respects Section 6(d) shall remain applicable. The following definitions shall apply:

(i) “Change of Control” shall mean the consummation of the first to occur of (A) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (B) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (C) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (D) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

(ii) “Good Reason” shall mean the occurrence of any one or more of the following without the Executive's express written consent: (A) the assignment of the Executive to duties materially inconsistent with the Executive’s authority, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company or any other action that constitutes a material reduction in or alteration to the nature or status of the Executive’s authority, duties or responsibilities, in each case from those in effect at the date of the occurrence of the Change of Control; (B) the Company requiring the Executive to be based at a location which is more than fifty (50) miles further from the Executive’s then current primary residence than such residence is from the Company location at which the Executive is then working; or (C) a material reduction in the Executive’s Base Salary.

(f) Benefits Upon Termination. All benefits provided under Section 2(b) hereof shall be extended, at Executive’s election and cost, to the extent permitted by the Company’s insurance policies and benefit plans, for twelve (12) months after Executive's Termination Date, except (i) as required by law (e.g., COBRA health insurance continuation election) or (ii) in the event of a termination described in Section 6(a).

(g) Termination by Executive. Executive shall have the right, at his election, to terminate his employment with the Company upon two (2) months advance written notice to the Company to that effect; provided, however, that the Company may in its discretion waive the advance notice period.

(h) Reduction in Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments to the Executive under this Section 6, either alone or together with other payments the Executive has a right to receive from the Company, would not be deductible (in whole or in part) by the Company as a result of such payments constituting a “parachute payment” (as defined in Section 280G of the Internal Revenue Code, as amended (the “Code”)), such payments shall be reduced to the largest amount as will result in no portion of the payments under this Section 6 not being fully deductible by the Company as the result of Section 280G of the Code. The determination of any reduction in the payments under this Section 6 pursuant to the foregoing sentence shall be made exclusively by the firm of independent public accountants serving as the Company’s principal auditors immediately prior to the Termination Date (whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and the Executive. In the event that the payments and/or benefits are to be reduced pursuant to this Section 6(h), such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 6(h) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A (as defined below) and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7. Proprietary Information Obligations.

During the term of employment under this Agreement, Executive will have access to and become acquainted with the Company’s and the Company’s Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and the Company’s Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”). Executive shall not disclose any of the Company’s or the Company’s Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company’s Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company’s Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Executive may retain copies of documents reasonably related to his interest as a shareholder and any documents that were personally owned, which copies and the information contained therein Executive agrees not to use for any business purpose. Notwithstanding the foregoing, Proprietary Information shall not include (a) information which is or becomes generally public knowledge except through disclosure by the Executive in violation of this Agreement, and (b) information that may be required to be disclosed by applicable law.

8. Noninterference.

While employed by the Company and for a period of two (2) years after termination of this Agreement, Executive agrees not to interfere with the business of the Company or any Company Affiliate by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any Company Affiliate to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

9. Miscellaneous.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two (2) days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

CalAmp Corp.
15635 Alton Parkway, Suite 250
Irvine, CA 92618
Attention: President and Chief Executive Officer
Fax: (805) 512-8566

To Executive:

Kurtis J. Binder
10 Tattersall
Laguna Nigel, CA 92677

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format will be effective as delivery of a manually executed counterpart of this Agreement.

(e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

10. Attorneys’ Fees.

In the event of litigation arising under this Agreement or out of or concerning the Executive’s employment or termination by the Company, the prevailing party shall, in addition to all costs of suit, be entitled to recover his or her reasonable attorneys’ fees from the other party.

11. Section 409A Compliance.

(a) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding anything herein to the contrary, in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the payments described in Section 6(d)(i) or Section 6(e), as applicable, to be paid within the first six months following the date of such termination of employment (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of such payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable, (ii) any portion of such payments that exceed the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, in lump sum, on the first business day after the six-month anniversary of Executive’s termination of employment and (iii) any portion of such payments that are payable after the Initial Payment Period shall be paid at the times set forth in Section 6(d)(i) or Section 6(e), as applicable.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

[SIGNATURE PAGE FOLLOWS]

EMPLOYMENT AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

EXECUTIVE:		CALAMP CORP.:

/s/ Kurtis J. Binder		By:	/s/ Michael Burdiek
Kurtis J. Binder			Michael Burdiek
		Title:	President and Chief Executive Officer

Date:	July 13, 2017	Date:	July 13, 2017